Exhibit 10.7


March 27, 1999


Polmont Investment Limited
c/o Tiepin Services Limited,
Its Sole Director
P.O. Box 3186, Main Street
Roadtown, Tortola
British Virgin Islands

To Whom It May Concern:

     The purpose of this letter is to record the understanding between CBCOM, INC. and Polmont Investment Limited regarding the loan of 800,000 shares of stock of Amtec, Inc.

 1. CBCom guaranteed compensation payments to its Chief Executive Officer, Mr. Bernard Luskin for the two year period ending May 15, 1999. CBCom opened an escrow account at U.S. Trust Company in Los Angeles as collateral for the guaranteed compensation payments. On March 27, 1998 Polmont loaned 800,000 shares of Amtec, Inc. (ATC) stock to CBCom, which shares were deposited into the escrow account as collateral for the compensation payments.

 2. CBCom, as guarantor of the Luskin employment agreement, is responsible to repay Polmont for amounts paid to Luskin from the escrow. Accordingly, this letter is in lieu of and shall have the same effect as a promissory note from CBCom to Polmont for Polmont's guarantee and payment of CBCom's obligations to Luskin.

 3. CBCom agrees to repay, on a dollar-for-dollar basis, to Polmont on or before March 26, 2002 all amounts paid to Luskin for compensation from the sale of the Amtec shares by the escrow agent, U.S. Trust.; plus simple interest at 10% per annum on each amount advanced.

 4. Further, CBCom agrees to allow Polmont to convert the outstanding obligation, in whole or in part, at any time, into Common Stock of CBCom, Inc. at a conversion price of $0.50 per Common share. Upon conversion, interest earned by Polmont on the amount(s) converted shall be waived by Polmont.














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Polmont Investment Limited
March 27, 1999
Page 2


 5. In connection with a settlement agreement entered into between CBCom and Mr. Luskin on January 21, 1999, Mr. Luskin has agreed to sell his 500,000 shares of Common Stock of CBCom, Inc. to the company or a designee for the amount of $30,000. The company is unable to purchase those shares and Polmont is wilting to purchase those shares as the company's designee, and to give the company the benefit of the fair market value. CBCom, by a unanimous consent of its Board of Directors, designates Polmont to purchase the shares from Luskin for $30,000.

 6. In the same settlement agreement mentioned in (5) above, CBCom agreed to pay Luskin $520,833.34 in unpaid compensation. U.S. Trust has commenced selling the Amtec, Inc shares to settle the obligation to Luskin. All Amtec shares remaining in the escrow after the compensation payments to Luskin are completed will be returned to Polmont Investment Limited.

     The terms relating to the loan of the Amtec shares by Polmont were approved by the Board of Directors of CBCom on March 26, 1999 Please signify your agreement and return a signed copy of the letter to me.

Very Truly Yours,



Charles A. Lesser
Company Secretary


Agreed, as Outlined